Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: APRIL 24, 2008		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2008,
REVISES FISCAL 2008 GUIDANCE DOWNWARD, AND DECLARES CASH DIVIDEND

Cincinnati, OH; April 24, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today:

•	reported third quarter net sales of $64,780,000, a decrease of 14% over the same period of the prior fiscal year;

•	reported third quarter net income of $997,000, a decrease of 70%, from the same period of the prior fiscal year;

•	reported third quarter diluted earnings per share of $0.05, a decrease of 67% from the same period of the prior fiscal year;

•	reported nine month net sales of $238,843,000, a decrease of 2% over the same period of the prior fiscal year;

•	reported nine month net income of $12,773,000, a decrease of 8% over the same period of the prior fiscal year;

•	reported nine month diluted earnings per share of $0.58, a decrease of 8% over the same period of the prior fiscal year;

•	revised fiscal 2008 diluted earnings per share guidance downward to a range of $0.65 to $0.69 on sales between $305 million and $312 million; and

•	declared a regular cash dividend of $0.15 per share (indicated annual rate of $0.60 per share), a 15% increase over the regular quarterly rate of the prior fiscal year.

Financial Highlights

(In thousands, except per share data; unaudited)	Three Months Ended March 31			Nine Months Ended March 31
	2008	2007	% Change	2008	2007	% Change
Net Sales	$64,780	$75,323	(14.0)%	$238,843	$243,630	(2.0)%

Operating Income	$1,526	$5,121	(70.2)%	$19,961	$22,173	(10.0)%

Net Income	$997	$3,298	(69.8)%	$12,773	$13,828	(7.6)%	)

Earnings Per Share (diluted)	$0.05	$0.15	(66.7)%	$0.58	$0.63	(7.9)%

LSI Industries Inc. Fiscal 2008 Third Quarter Results
April 24, 2008

	3/31/08	6/30/07
Working Capital	$76,468	$68,397
Total Assets	$208,616	$233,612
Long-Term Debt	$--	$--
Shareholders’ Equity	$177,891	$176,061

Third Quarter Fiscal 2008 Results

Net sales in the third quarter of fiscal 2008 were $64,780,000, a decrease of 14% over last year’s third quarter net sales of $75,323,000.  Fiscal 2008 third quarter net income of $997,000 ($0.05 per share) decreased 70% from the $3,298,000 ($0.15 per share) reported last year in the same period.  Lighting Segment net sales decreased 3.4% to $44.9 million (sales to the Commercial / Industrial market increased 8%), and Graphics Segment net sales decreased 31% to $19.9 million.  Earnings per share represent diluted earnings per share.

Nine Month Fiscal 2008 Results

Net sales in the first nine months of fiscal 2008 were $238,843,000, a decrease of 2% over last year’s nine month net sales of $243,630,000.  Fiscal 2008 nine month net income of $12,773,000 ($0.58 per share) decreased 8% from the $13,828,000 ($0.63 per share) reported last year in the same period.  Lighting Segment net sales decreased 4.2% to $141.6 million (sales to the Commercial / Industrial market increased 9%), and Graphics Segment net sales increased 1.5% to $97.2 million.  Earnings per share represent diluted earnings per share.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “With weaker than expected sales, particularly during March, our third quarter earnings declined sharply as a result of lower profit margins and the effect of operating leverage on profitability.  Our third quarter is always our weakest due to winter weather conditions and this year sales to our retail accounts were down due to economic conditions.  On the positive side, our Commercial / Industrial business grew by 8% over the same period of the prior year.  Additionally, our sales to the automotive market were up nearly 50% for the quarter.  We expect fourth quarter operating results will also be below plan and have revised our fiscal 2008 guidance accordingly.  We now expect net sales for fiscal 2008 to be between $305 million and $312 million; diluted earnings per share are now expected to be between $0.65 and $0.68 per share.

Obviously, we are not pleased with this performance as we had hoped to be able to better mitigate yet another transition period where major lighting and graphics programs are winding down and new programs have yet to get underway.  We continue to invest in new product development, particularly solid-state LED based products.  Our recently introduced Crossover® canopy product line has received outstanding  interest.  During 2008, we invested in design, engineering, and manufacturing related to digital advertising including outdoor billboards and related products.  I am pleased to report that we are making slow but meaningful progress in entering this large and growing market.  Recent orders for this business include a major upgrade to a Big Ten University indoor sport facility, two smaller sports facility score boards, and a soccer stadium scoreboard in Canada.  Also, we have just received orders for video screens for three touring world-class entertainers utilizing a new video display technology (patent pending).

LSI Industries Inc. Fiscal 2008 Third Quarter Results
April 24, 2008

Certainly the third quarter numbers alone do not tell the full story of the many important accomplishments achieved during the quarter.  These include converting our technology advances and recently introduced products into orders, filing new patents, and developing and introducing new lighting products.

We are also in the early stages of formulating plans to access selected international markets with our solid-state LED products.  We continue to explore potential acquisition opportunities and have the unlevered balance sheet, cash flow, and credit facilities to fund our growth, pay cash dividends, and pursue business acquisitions.”

Revised Guidance for Fiscal 2008

Taking into consideration the weaker than expected third quarter operating results and the outlook for the fourth quarter, management now expects diluted earnings per share to be between $0.65 and $0.69 for the fiscal year ending June 30, 2008, a decrease of between 27.4% and 31.6% over fiscal 2007.  This revised guidance compares to management’s previous guidance of diluted per share earnings of $0.75 to $0.81, and analysts’ “street” estimate of $0.72 to $0.80 per share.  Net sales for fiscal 2008 are expected to be between $305 million and $317 million, compared to the previous guidance range of $322 million to $332 million and actual net sales of $337.5 million for fiscal 2007.  The Company plans to provide guidance for fiscal 2009 during the first quarter of fiscal 2009.

Balance Sheet

The balance sheet at March 31, 2008 included current assets of $101.8 million, current liabilities of $25.3 million and working capital of $76.5 million.  The current ratio was 4.02 to 1.  The Company has shareholders’ equity of $177.9 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of March 31, 2008 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Action

The Board of Directors declared a regular cash dividend of $0.15 per share payable May 13, 2008 to shareholders of record as of May 6, 2008.  This indicated annual rate of $0.60 per share represents a 15% increase over the fiscal 2007 annual rate of $0.52 per share.  LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fifteen times during the period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak

LSI Industries Inc. Fiscal 2008 Third Quarter Results
April 24, 2008

only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology and applications with lighting and graphics. We combine integrated technology, design, and manufacturing to supply high quality lighting fixtures and graphics elements for applications in the commercial, retail and specialty niche markets.  LSI’s Lighting Segment produces high performance, energy efficient lighting products, including solid-state LED light fixtures, dedicated to outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight applications.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering and project management for custom programs for today’s retail environment.  The Company’s technology operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial/industrial lighting, petroleum/convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1800 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2008 Third Quarter Results
April 24, 2008

Condensed Income Statements

(in thousands, except per share data; unaudited)	Three Months Ended March 31		Nine Months Ended March 31
	2008	2007	2008	2007
Net sales	$64,780	$75,323	$238,843	$243,630
Cost of products sold	48,798	56,849	173,651	179,840
Gross profit	15,982	18,474	65,192	63,790

Selling and administrative expenses	14,456	13,353	45,231	41,617

Operating income	1,526	5,121	19,961	22,173

Interest (income) expense, net	(51)	233	(263)	891

Income before income taxes	1,577	4,888	20,224	21,282

Income tax expense	580	1,590	7,451	7,454

Net income	$997	$3,298	$12,773	$13,828

Earnings per common share

Basic	$0.05	$0.15	$0.59	$0.64
Diluted	$0.05	$0.15	$0.58	$0.63

Weighted average common shares outstanding

Basic	21,786	21,692	21,753	21,669
Diluted	21,908	21,955	21,996	21,927

Condensed Balance Sheets

(in thousands, unaudited)	March 31, 2008	June 30, 2007
Current Assets	$101,775	$123,358
Property, Plant and Equipment, net	45,898	47,558
Other Assets	60,943	62,696
	$208,616	$233,612

Current Liabilities	$25,307	$54,961
Long-Term Debt	--	--
Other Long-Term Liabilities	5,418	2,590
Shareholders’ Equity	177,891	176,061
	$208,616	$233,612